UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 14, 2005

WORLD HEALTH ALTERNATIVES, INC.

(Exact name of registrant as specified in this charter)

Florida	333-84934	04-3613924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Penn Center Blvd., Suite 111, Pittsburgh, PA	15235
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (412) 829-7800

NOT APPLICABLE

(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 – CREATION OF A DIRECT FINANCIAL OBLIGATION OR OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On February 14, 2005, the Company entered into a revolving credit, term loan and security agreement (the “Agreement”) with Capital Source Finance, LLC (the “Lender”) to refinance outstanding indebtedness and provide additional liquidity. Each of the Company’s subsidiaries is a co-borrower under the Agreement. The Agreement includes a term loan in the amount of $7,500,000 (the “Term Loan”) and a revolving credit facility with a maximum loan amount of $35,000,000 (the “Revolving Facility”). All of the assets of the Company and its subsidiaries secure the obligations under the Agreement, the Term Loan and the Revolving Facility.

Interest on the Term Loan accrues at an annual rate equal to the prime rate of interest plus 4.0%, and in no event less than 9.5%, and is payable monthly in arrears. Principal payments in the amount of $208,333.33 are due on the first day of each month, beginning on May 1, 2005. In addition, 50% of Excess Cash Flow (as defined in the Agreement) is required to be used to repay the outstanding principal balance of the term loan. Any remaining outstanding principal balance of the term loan is due and payable on February 14, 2008, the term loan maturity date.

Under the Revolving Facility, the Company may borrow an amount not to exceed the lesser of (i) $35 million and (ii) an amount equal to 85% of the Company’s eligible accounts receivables less an aggregate of $1.8 million in liquidity and debt service reserves, and any other reserves established from time to time by the Lender. Interest on amounts outstanding under the Revolving Facility accrues at an annual rate equal to the prime rate of interest plus 1.5%, and in no event less than 7.0%, and is payable monthly in arrears. The outstanding principal balance under the Revolving Facility is due and payable on February 16, 2008.

In connection with this transaction, the Company paid the Lender a commitment fee of $462,500, which will be amortized as additional interest over the term of the Agreement. In addition, the Company is required to pay a monthly unused line fee at the annual rate of 0.5% on the difference between the daily average amount of advances outstanding for the preceding month and $35 million.

The Agreement includes the following covenants as measured at the end of each month for the average of the three most recent calendar months: (a) the Company must maintain EBITDA (earnings before interest, taxes, depreciation and amortization) of not less than $3.5 million as of February 28, 2005 and increasing on a monthly basis to not less than $7.6 million as of December 31, 2005 and thereafter; (b) the Company’s senior leverage ratio (total senior debt to EBITDA) cannot exceed 1.8 to 1.0 as of February 28, 2005 and decreasing on a monthly basis to 1.0 to 1.0 as of September 30, 2005 and thereafter; and (c) the Company’s fixed charge coverage ratio (EBITDA divided by the sum of debt service, capital expenditures, income taxes and dividends) must be not less than 1.5 to 1.0 as of February 28, 2005 and increasing on a monthly basis to 2.0 to 1.0 as of August 31, 2005 and thereafter. In addition, the Company’s collections of accounts receivable may not be less than $11.5 million for each calendar month through April 30, 2005, and increasing thereafter on a quarterly basis to monthly collections of not less than $15 million for October 2005 and thereafter. The Company is also required to maintain available cash, including amounts available for borrowing under the Revolving Facility, of not less than $1.5 million. Additional covenants governing permitted indebtedness, liens, payments of dividends and protection of collateral are included in the Agreement.

The Company may terminate the Agreement at any time after February 16, 2007 by paying all outstanding indebtedness and any other payments due to the Lender and paying the Lender a termination fee of $850,000. The Company has granted the Lender a right of first refusal on future incurrences of secured debt financing, which right terminates six months after the termination of the Agreement.

(c) Exhibits

10.1	Revolving Credit, Term Loan and Security Agreement by and among WORLD HEALTH ALTERNATIVES, INC., a Florida corporation and BETTER SOLUTIONS, INC., a Pennsylvania corporation, JC NATIONWIDE, INC., a Delaware corporation, MEDTECH MEDICAL STAFFING OF NEW ENGLAND, INC., a Delaware corporation, MEDTECH FRANCHISING, INC., a Delaware corporation, WORLD HEALTH STAFFING, INC., a California corporation, and WORLD HEALTH STAFFING, INC., a Delaware corporation, and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORLD HEALTH ALTERNATIVES, INC.

By	/s/ Richard E. McDonald
Richard E. McDonald
President,
Principal Financial Officer
Principal Accounting Officer
Chairman of the Board of Directors,

Date: February 18, 2005

3